Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact: Cathy Maloney, VP Investor Relations

                508-651-6650

                cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS THIRD QUARTER RESULTS

November 14, 2006, Natick, MA— BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income for its third quarter ended October 28, 2006 of $18.3 million, or $0.28 per diluted share, compared to net income of $27.8 million, or $.41 per diluted share for the third quarter of 2005. Results for the third quarter of 2006 included $2.7 million post-tax, or $.04 per diluted share, for stock-based compensation expense versus approximately $0.2 million post-tax, for stock-based compensation expense last year. Results for the third quarter of 2005 included income of $1.9 million, post-tax, or $.03 per diluted share, from a VISA/MasterCard antitrust class action litigation settlement, and expense of $.02 per diluted share for uninsured losses related to hurricane Wilma.

Net income for the first nine months of 2006 was $60.2 million, or $.90 per diluted share, compared to net income of $76.9 million, or $1.11 per diluted share, for the comparable period in 2005. Results for the first nine months of 2006 included income of $2.1 million post-tax, or $.03 per diluted share, for House2Home bankruptcy recoveries, and expense of $8.5 million post-tax, or $.13 per diluted share, for stock-based compensation expense.

Results for the first nine months of 2005 included the VISA/MasterCard antitrust class action litigation settlement mentioned above, as well as income of $3.0 million, post-tax, or $.04 per diluted share, related to House2Home bankruptcy claims, and expense of $1.8 million, post-tax, or $.03 per diluted share, to increase the Company’s reserve for credit card claims. (See notes to attached financial statements.)

Net sales for the third quarter ended October 28, 2006 were approximately $2.0 billion, an increase of 2.9% over the third quarter of 2005. Comparable club sales for the third quarter of 2006 increased by 0.1%, including a negative impact from sales of gasoline of approximately 0.6%. For the nine months of 2006, total sales increased by 4.9% and comparable club sales increased by 1.3%, including a contribution from sales of gasoline of 0.9%.

The Company also announced that it purchased one million shares of BJ’s common stock during the third quarter at an average price of $27.15 per share, or approximately $27 million. Year to date, the Company has purchased approximately 3.6 million shares of BJ’s common stock at an average price of $28.17 per share, or approximately $103 million.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 170 clubs, including two ProFoods Restaurant Supply clubs. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

-More-

BJ’s Wholesale Club

November 14, 2006

Conference Call on Third Quarter Financial Results

As previously announced, BJ’s management will hold a conference call to discuss the third quarter financial results and the outlook for the rest of the year today at 8:30 a.m. Eastern Time. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to non-GAAP financial measures, if any, being presented), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or listen to an archive of the call, which will be available for approximately 90 days following the call.

Fourth Quarter and Fiscal Year-End Results

On Wednesday, March 7, 2007, BJ’s management plans to report its results for the fourth quarter and fiscal year ending on February 3, 2007.

-See Financial Tables-

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28,	October 29,	October 28,	October 29,
	2006	2005	2006	2005
Net sales	$1,978,159	$1,922,181	$5,951,756	$5,672,563
Membership fees and other	44,631	42,147	130,500	123,853

Total revenues	2,022,790	1,964,328	6,082,256	5,796,416

Cost of sales, including buying and occupancy costs	1,822,716	1,769,009	5,488,667	5,221,468
Selling, general and administrative expenses	168,285	149,617	495,870	448,493
Provision for credit card claims	—	—	—	3,000
Preopening expenses	3,141	381	5,722	3,428

Operating income	28,648	45,321	91,997	120,027
Interest income, net	499	675	2,529	1,522
Gain on contingent lease obligations	—	107	3,119	4,384

Income from continuing operations before income taxes	29,147	46,103	97,645	125,933
Provision for income taxes	10,733	18,211	37,268	48,808

Income from continuing operations	18,414	27,892	60,377	77,125
Loss from discontinued operations, net of income tax benefit	(71)	(77)	(217)	(234)

Net income	$18,343	$27,815	$60,160	$76,891

Basic earnings per common share:
Income from continuing operations	$0.29	$0.41	$0.92	$1.13
Loss from discontinued operations	(0.01)	—	(0.01)	—

Net income	$0.28	$0.41	$0.91	$1.13

Diluted earnings per common share:
Income from continuing operations	$0.28	$0.41	$0.90	$1.12
Loss from discontinued operations	—	—	—	(0.01)

Net income	$0.28	$0.41	$0.90	$1.11

Number of common shares for earnings per share computations:
Basic	64,464,862	67,805,541	65,957,423	68,226,275
Diluted	65,260,359	68,441,399	66,759,278	68,991,078

Clubs in operation—end of period	170	161

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	October 28,	October 29,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$40,110	$90,011
Marketable securities	—	—
Accounts receivable	92,605	94,847
Merchandise inventories	931,863	867,655
Current deferred income taxes	25,676	22,129
Prepaid expenses	13,943	15,312

Total current assets	1,104,197	1,089,954
Property, net of depreciation	889,960	805,440
Other assets	22,951	23,182

TOTAL ASSETS	$2,017,108	$1,918,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$485	$452
Short-term debt	35,000	—
Accounts payable	600,247	572,000
Closed store lease obligations	723	959
Accrued expenses and other current liabilities	271,826	259,805

Total current liabilities	908,281	833,216
Long-term debt, less portion due within one year	2,370	2,855
Noncurrent closed store lease obligations	7,822	8,351
Other noncurrent liabilities	79,974	73,888
Deferred income taxes	18,540	29,177
Stockholders’ equity	1,000,121	971,089

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,017,108	$1,918,576

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Thirty-Nine Weeks Ended
	October 28,	October 29,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$60,160	$76,891
Provision for credit card claims	—	3,000
Provision for store closing costs	1,764	390
Depreciation and amortization	78,913	78,470
Share-based compensation expense	14,361	1,036
Deferred income taxes	(6,963)	315
(Increase) decrease in merchandise inventories, net of accounts payable	(76,970)	(60,549)
Decrease in closed store lease obligations	(770)	(7,071)
Other	6,033	(24,188)

Net cash provided by operating activities	76,528	68,294

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(141,448)	(78,347)
Property disposals	59	51
Purchase of marketable securities	(427)	(95,825)
Sale of marketable securities	64	120,625

Net cash used in investing activities	(141,752)	(53,496)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from exercise of stock options	933	—
Purchase of treasury stock	(102,527)	(65,218)
Proceeds from issuance of common stock	10,106	15,191
Borrowing of short-term debt	35,000	—
Repayment of long-term debt	(342)	(318)

Net cash used in financing activities	(56,830)	(50,345)

Net increase (decrease) in cash and cash equivalents	$(122,054)	$(35,547)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	In the first quarter of this year, the Company implemented Statement of Financial Accounting Standards No. 123 (R), “Share-Based Payment,” using the modified prospective application (“MPA”) transition method. Under this approach, the Company began recognizing the fair value of stock options in this year’s first quarter. The Company recorded pretax stock-based compensation of $4.6 million ($2.7 million post-tax, or $.04 per diluted share) in the third quarter. For the first nine months of the year, pretax stock-based compensation was $14.4 million ($8.5 million post-tax, or $.13 per diluted share).

Prior to this fiscal year, the Company accounted for stock-based employee compensation under APB Opinion No. 25 and related interpretations, and no expense for stock options was reflected in net income, as all options granted under our plans had an exercise price equal to the market value of the underlying common stock on the grant date. In last year’s third quarter, the Company recorded stock-based compensation of $0.3 million ($0.2 million post-tax). For the first nine months of last year, pretax stock-based compensation was $1.0 million, ($0.6 million post-tax, or $.01 per diluted share).

We have included stock-based employee compensation for restricted stock in net income in both this year and prior years.

2.	In last year’s first nine months, the Company recorded pretax charges of $3.0 million ($1.8 million post-tax, or $.03 per diluted share) to increase its reserve for claims seeking reimbursement for fraudulent credit and debit card charges and the cost of replacing cards, monitoring expenses and related fees and expenses. These charges were recorded in last year’s first quarter.

3.	During this year’s first nine months, the Company received pretax recoveries of House2Home bankruptcy claims of $3.1 million, which are included in gain on contingent lease obligations. On a post-tax basis, these gains were $2.1 million, or $.03 per diluted share. These gains were recorded in this year’s first quarter.

In last year’s first nine months, the Company received pretax recoveries of House2Home bankruptcy claims of $4.4 million. On a post-tax basis, these gains were $3.0 million, or $.04 per diluted share. These gains included pretax gains of $0.1 million in last year’s third quarter. The remainder of these gains were recorded in last year’s first quarter.

4.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purposes.